UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

TAMINCO CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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April 22, 2014

Dear Stockholder:

The directors and officers of Taminco Corporation join me in inviting you to attend our Annual Meeting of Stockholders on May 19, 2014, at 4:00 p.m. Eastern Time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022. The formal notice of this Annual Meeting and proxy statement appear on the following pages. After reading the proxy statement, please complete, sign, date and promptly return the proxy card by mail in the enclosed self-addressed envelope. We must receive all votes prior to 11:59 p.m., Eastern Time, on May 16, 2014 in order for them to be counted at the Annual Meeting. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

Sincerely,

Laurent Lenoir
Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
on May 19, 2014
To the Stockholders of Taminco Corporation:
Taminco Corporation (the “Company”) will hold its annual meeting of stockholders at Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York, 10022 on May 19, 2014, at 4:00 p.m. Eastern Time, for the following purposes:

1.	To elect four directors to serve for three-year terms expiring in fiscal 2017;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;

3.	To hold an advisory vote regarding the frequency of future advisory votes to approve executive compensation;

4.	To ratify the selection of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm for fiscal 2014; and

5.
To transact such other business as may properly come before the meeting or any adjournment thereof. The Company’s stockholders of record at the close of business on March 24, 2014, will be entitled to vote at the meeting or any adjournment of the meeting. If you are a stockholder and plan to attend the annual meeting in person, please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have questions, please direct them to Taminco Corporation, Investor Relations, investorrelations@taminco.com. Please also contact Investor Relations if you would like directions to the annual meeting. We appreciate your interest in Taminco and thank you for your continued support.
Your vote is important. To vote your shares, please mark, sign and date your proxy card and mail it promptly in the enclosed self-addressed stamped envelope. If you later find that you will be present at the annual meeting or for any reason desire to revoke your proxy, you may do so at any time before it is voted. The board of directors recommends the following votes (i) FOR each of the board’s nominees for election, (ii) FOR approval of the compensation of the Company’s named executive officers, (iii) FOR the holding of future advisory votes to approve executive compensation every three years, and (iv) FOR the ratification of the selection of PWC as the Company’s independent registered public accounting firm for fiscal 2014

By order of the Board of Directors

Edward J. Yocum
Executive Vice President, General Counsel Chief Compliance Officer and Corporate Secretary

Allentown, Pennsylvania
April 22, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2014. The proxy statement and annual report to security holders are available at www.taminco.com under the “Investor” link.

Two Windsor Plaza, Suite 411, 7540 Windsor Drive
Allentown, Pennsylvania 18195

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

PROPOSAL 1: ELECTION OF DIRECTORS	9

CORPORATE GOVERNANCE	14

EXECUTIVE COMPENSATION	20

COMPENSATION DISCUSSION AND ANALYSIS	20

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	35

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION	36

PROPOSAL 4: RATIFY THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014	37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38

REPORT OF THE AUDIT COMMITTEE	41

AUDITORS	42

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2014
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO STOCKHOLDERS?
A:    Taminco Corporation (“Taminco”, “we” or the “Company”) expects to begin mailing this Proxy Statement to stockholders on or about April 22, 2014. The proxy material is also being made available to stockholders by Internet posting on or about April 22, 2014.
Q:    WHAT AM I VOTING ON?
A:     At the annual meeting you will be voting on four proposals:
1.    The election of four directors to serve for three-year terms expiring in fiscal 2017. This year’s board nominees are:

•	Charlie Shaver

•	Justin Stevens

•	Pol Vanderhaeghen

•	James Voss
2.    An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.
3.    To hold an advisory vote regarding the frequency of future advisory votes to approve executive compensation.
4.    A proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.
Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?
A:    The board of directors is soliciting this proxy and recommends the following votes:
1.    FOR each of the board’s nominees for election.
2    FOR approval of the compensation of the Company’s named executive officers.
3.    FOR the holding future advisory votes to approve executive compensation EVERY THREE YEARS.

4.    FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.
Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
A:    To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.
Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
An affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon is required for advisory approval of the compensation of the Company’s named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution; however, abstentions will act as a vote against approval of the resolution. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee, the board or the Company. However, the Compensation Committee and the board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The frequency of future advisory votes to approve executive compensation that receives the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency and will have no effect on the outcome of this vote. Because your vote on this proposal is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve executive compensation.
An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014. Consequently, abstentions will act as a vote against this proposal.
Q:    WHAT IF I DO NOT VOTE?
A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation and the advisory vote on the future frequency of such advisory votes. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.
Q:    WHO MAY VOTE?
A:    You may vote at the annual meeting if you were a stockholder of record as of the close of business on March 24, 2014, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Taminco had 66,411,193 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.
Q:    HOW DO I VOTE?
A:    We offer two methods for you to vote your shares at the annual meeting if you are a stockholder of record. You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Laurent Lenoir, Kurt Decat and Edward Yocum, to vote your shares by returning the enclosed proxy card by mail.
If your shares are held in a brokerage account in the name of the broker, you should follow the voting instructions provided by your broker. Check the proxy card from your broker for more information. If you wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare, toll-free at 1-877-373-6374 or as otherwise provided in our annual report.
Q:    WHO WILL COUNT THE VOTE?
A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. We will also appoint the inspector(s) of election who will collect all proxies and ballots at the meeting and tabulate the results.
Q:    WHO MAY ATTEND THE ANNUAL MEETING?
A:    All stockholders of record as of the close of business on March 24, 2014, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.
To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Taminco common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Taminco common stock through such broker or nominee and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?
A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.
Q:    MAY I VOTE AT THE ANNUAL MEETING?
A:    If you complete a proxy card, you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.
If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.
Q:    WHO IS MAKING THIS SOLICITATION?
A:    This solicitation is being made on behalf of Taminco by its board of directors. Taminco will pay the expenses in connection with the solicitation of proxies. Upon request, Taminco will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Taminco will solicit proxies by mailing the proxy materials to stockholders. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Taminco who will not be separately compensated for those services.
Q:    WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR THE FISCAL 2015 ANNUAL MEETING?
A:    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Corporate Secretary must receive a stockholder proposal no later than December 18, 2014, in order for the proposal to be considered for inclusion in our proxy materials for the fiscal 2015 annual meeting. To otherwise bring a proposal or nomination before the fiscal 2015 annual meeting, you must comply with our bylaws. Our bylaws require written notice to the Corporate Secretary between January 19, 2015 and February 18, 2015. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before January 19, 2015 or after February 18, 2015, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.
Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?
A:    The address of the Corporate Secretary is:
Taminco Corporation
Two Windsor Plaza, Suite 411
7540 Windsor Drive

Allentown, Pennsylvania 18195
Attn: Edward J. Yocum
Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?
A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.
For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by February 14, 2014. We did not receive notice of any matters by the deadline for this year’s annual meeting.
Q:    HOW DOES TAMINCO’S INITIAL PUBLIC OFFERING AFFECT THIS PROXY STATEMENT?
A:    Taminco, completed its initial public offering (“IPO”) and its common stock began trading on the New York Stock Exchange on April 18, 2013. As a result of the IPO, Taminco is holding its first annual meeting of stockholders as a public company. This is therefore the first proxy statement that we are sending to our stockholders for an annual meeting. To the extent that this proxy statement describes actions or information prior to April 18, 2013, they occurred prior to our becoming a public company, and thus at a time when various SEC and New York Stock Exchange rules did not yet apply to us.
Q:    WHO IS APOLLO AND WHY IS IT REFERENCED IN THIS PROXY STATEMENT?
A:    In this proxy statement, unless the context requires otherwise, “Apollo” refers to investment funds affiliated with, or co-investment vehicles managed by, Apollo Investment Fund VII L.P., an affiliate of Apollo Global Management, LLC. Apollo is our majority stockholder, holding approximately 54% of our outstanding common stock as of the Record Date. Apollo became our majority stockholder in 2012, in a transaction that we refer to in this proxy statement as the “Apollo acquisition.” See “Proposal 1: Election of Directors,” “Corporate Governance–Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions” herein for more detail regarding our relationship with Apollo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows information about the beneficial ownership of our common stock, as of March 24, 2014, by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and named executive officers;

•	each of the nominees for the board of directors; and

•	all of our directors and executive officers as a group.
For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Taminco Corporation, Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 66,411,193 shares of common stock outstanding at March 24, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 24, 2014 to be outstanding ignoring the withholding of shares of common stock to cover applicable taxes. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any person.
The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned	% of Total Voting Power
Name	Number(1)	Percentage
Principal Stockholders:
Apollo Funds(2)	35,735,465	53.8%
Select Equity Group L.P.(3)	3,754,778	5.7%
J.P. Morgan Chase & Co.(4)	3,661,445	5.5%
Named Executive Officers and Directors:
Laurent Lenoir(5)	397,697	*
Kurt Decat(6)	303,750	*
Johan De Saegher	239,803	*
Edward Yocum (7)	59,811	*
Randall Colin Gouveia (8)	18,895	*
Charlie Shaver(9)	245,043	*
Kenny Cordell(10)	18,165	*
Samuel Feinstein(10)	9,082	*
Scott Kleinman(10)	9,082	*
Pascal Lebard(11)	3,333	*
Marvin Schlanger(10)	22,706	*
Justin Stevens(10)	9,082	*
Pol Vanderhaeghen(10)	36,330	*
James Voss(12)	6,667	*
Executive Officers and Directors as a Group (18 persons)	2,166,811	3.3%

*	Less than 1%

(1)
The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
The amount reported includes shares held of record by AP Taminco Global Chemical Holdings, L.P. (“Taminco Holdings”) and Taminco Co-Investors, L.P. (“Taminco Co-Investors,” together with Taminco Holdings, the “Apollo Funds”), and 27,247 shares of common stock underlying options held by Apollo Management VII, L.P. (“Management VII”) that have vested or are scheduled to vest within 60 days. The options were granted to Management VII for its benefit on March 26, 2012 in lieu of options that would otherwise be granted to Samuel Feinstein, Scott Kleinman and Justin Stevens, under our director compensation program for their services as directors. Each of Messrs. Feinstein, Kleinman and Stevens is associated with Management VII and its affiliated investment managers. AP Taminco Global Chemical Holdings GP, LLC (“Taminco Holdings GP”) is the general partner of Taminco Holdings, and Taminco Co-Investors GP, LLC (“Taminco Co-Investors GP”) is the general partner of Taminco Co-Investors. Management VII is the manager of each of Taminco Holdings GP and Taminco Co-Investors GP. AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Funds. The address of the Apollo Funds, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)
Based solely on a Schedule 13G filed on February 14, 2014 by Select Equity Group, L.P. (“Select”) and George S. Loening. Select and Mr. Loening reported shared voting and dispositive power with respect to 3,754,778 shares. Select’s address is 380 Lafayette Street, 6th Floor New York, New York 10003.

(4)
Based solely on a Schedule 13G filed on February 4, 2014 by JP Morgan Chase & Co. (“JPM”). JPM reported sole voting power with respect to 3,522,926 shares and sole dispositive power with respect to 3,661,445 shares. JPM’s address is 270 Park Avenue, New York, New York 10017.

(5)    Includes 70,341 shares of common stock underlying options that have vested or are scheduled to vest within 60 days.

(6)	Includes 63,947 shares of common stock underlying options that have vested or are scheduled to vest within 60 days.

(7)	Includes 7,266 shares of common stock underlying options that have vested.

(8)	Includes 7,678 shares of common stock underlying options that have vested.

(9)	Includes 245,043 shares of common stock underlying options that have vested or are scheduled to vest within 60 days.

(10)	Includes 9,082 shares of common stock underlying options that have vested or are scheduled to vest within 60 days.

(11)	Includes 3,333 shares of common stock underlying options that are scheduled to vest within 60 days.

(12)	Includes 6,667 of common stock underlying options that have vested or are scheduled to vest within 60 days.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting
Our bylaws provide that the total number of directors shall be set by the whole board from time to time, except as otherwise provided by the Certificate of Incorporation and subject to the rights, if any, of the holders of any series of preferred stock. The board of directors currently has eleven directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives and to maintain a sufficient number of independent directors.
Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will serve one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.
This year’s board nominees for election for terms expiring at the fiscal 2017 annual meeting are Charlie Shaver, Justin Stevens, Pol Vanderhaeghen and James Voss.
It considers the requisite skills and characteristics of individual directors, as well as the composition of the whole board. In the course of this assessment, the Nominating and Corporate Governance Committee may consider factors that include independence, skills, age, diversity (including view point, professional experience, education, race, gender, and national origin diversity) and industry and other relevant experience.
The following is information about the experience and attributes of the director nominees and Taminco’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for re-election, as well as why they continue to serve on the board.
Nominees for Election for Terms Expiring at the Fiscal 2017 Annual Meeting
Charlie Shaver
Director Since 2012
Mr. Shaver, age 55, became a director in February 2012. Mr. Shaver has served as the Chairman and Chief Executive Officer of privately-held Axalta Coating Systems, LLC since February 2013. Mr. Shaver has 33 years of leadership roles in the global petrochemical, oil, and gas industry. Prior to joining Axalta, Mr. Shaver was the Chief Executive Officer and President of the TPC Group Inc. from 2004 through April 2011. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, Inc., from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry affiliations, including serving on the American Chemistry Council Board of Directors, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as the Chairman of the Board of Directors for U.S. Silica Holdings, Inc. (NYSE: SLCA). Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University. Mr. Shaver’s management experience in the chemical industry qualifies him to serve as a member of our board.

Justin Stevens
Director since 2012
Mr. Stevens, age 33, became a member of our board in February 2012. Mr. Stevens is a partner at Apollo which he joined in 2003. Prior to that time, Mr. Stevens was a member of the Leverage Finance Group at Deutsche Bank. Mr. Stevens also serves on the board of directors of Apollo Residential Mortgage Inc., a publicly traded U.S. mortgage real estate investment trust; Princimar Chemical Holdings, LLC, Princimar Maritime Holdings LLC, Vantium Capital Markets Ltd., and Veritable Maritime Holdings, LLC. He has previously served on the boards of directors of Countrywide Ltd., Momentive Performance Materials Holdings, LLC, and Vantium Capital Inc. Mr. Stevens graduated cum laude from Cornell University with a Bachelor of Science degree in Applied Economics and Management. Mr. Stevens’ leadership role at Apollo and his extensive financial and business experience qualify him to serve as a member of our board.

Pol Vanderhaeghen
Director since 2012
Mr. Vanderhaeghen, age 66, became a director in February 2012. Mr. Vanderhaeghen joined UCB in the Specialties business unit in 1973, where he held several positions. In addition to his position as Director of Specialties, he was also Purchasing Director for the Chemical Sector of UCB between 1995 and 2003. In 1997 he became Director of the Methylamines & Derivatives business unit of the Company. From October 1, 2003 to December 31, 2009, Mr. Vanderhaeghen was Taminco’s Chief Executive Officer. Mr. Vanderhaeghen holds a degree in Industrial Engineering from the Industriële Hogeschool, Kortrijk and an Advanced Management degree from INSEAD. Mr. Vanderhaeghen’s management experience with UCB and Taminco qualify him to serve as a member of our board.
James Voss
Director since 2013
Mr. Voss, age 47, became a director in March 2013. Mr. Voss is currently an operating partner for Apollo. He was most recently the Executive Vice President and Chief Operating Officer of Solutia Inc. from 2009 to 2011. During his tenure at Solutia he also served as Senior Vice President, Business Operations and President of the Flexsys, Technical Specialties and Nylon divisions from 2005 to 2009. Prior to that, Mr. Voss served as Senior Vice President and Chief Administrative Officer for Premcor Inc. from 2000 to 2005 and held leadership positions with Swank AV Inc., and Foodmaker Inc., from 1996 to 2000. Mr. Voss began his career with United Parcel Service where he held various positions in human resources and operations from 1987 to 1996. Mr. Voss has a bachelor’s degree in psychology and sociology, a master’s degree in human resource/organizational development and an M.B.A. from Washington University. Mr. Voss’ management experience and experience in the chemical industry qualify him to serve as a member of our board.
The board recommends that you vote “FOR” each of the four nominees.
Shares represented by proxies will be voted according to instructions on the proxy card or delivered via the Internet or telephone. Only cards clearly indicating a vote “withheld” will be considered as a vote withheld from the nominees. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting
Directors Continuing to Serve Until the Fiscal 2015 Annual Meeting
Kurt Decat
Director since 2012
Mr. Decat, age 48, became a director in February 2012. Mr. Decat joined Taminco in 2003 as Chief Financial Officer, after a career of 15 years in financial management and business management at several multinational companies, including PwC, FedEx, Minit International, Domo and Corus. Mr. Decat studied applied economics and holds a master’s degree in business administration from Katholieke Universiteit Leuven. Due to his more than 20 years of experience as a finance professional, Mr. Decat was elected as a member of our board of directors.
Scott Kleinman
Director since 2011
Mr. Kleinman, age 41, joined the board in December 2011. Mr. Kleinman is the Lead Partner for Private Equity at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman also serves on the boards of directors of Momentive Performance Materials Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper Inc. and Verso Paper Holdings LLC. Within the past five years, Mr. Kleinman was also a director of Momentive Specialty Chemicals Inc., LyondellBasell Industries B.V., Realogy Corporation and Noranda Aluminum Holding Corporation. Mr. Kleinman’s leadership role at Apollo and his extensive financial and business experience qualify him to serve as a member of our board.

Marvin Schlanger
Director since 2012
Mr. Schlanger, age 66, became a director in February 2012. Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to chemical and allied industries since October 1998. Prior to October 1998, Mr. Schlanger held various executive positions with ARCO Chemical Company. Mr. Schlanger is the Chairman of CEVA Holdings, PLC, and a director of Momentive Performance Materials Company, UGI Corporation, UGI Utilities Inc. and Amerigas Propane, Inc.  Mr. Schlanger holds a degree in chemical engineering from the University of Massachusetts. Mr. Schlanger’s experience in the chemical industry qualifies him to serve as a member of our board.

Directors Continuing to Serve Until the Fiscal 2016 Annual Meeting
Kenny Cordell
Director since 2012
Mr. Cordell, age 56, became a director in February 2012. Mr. Cordell currently serves as CEO of privately held Pinnacle Ag Retail, a privately held crop input provider in the United States. Mr. Cordell also serves on the board of Origin Agritech Limited a Chinese producer of quality seeds. From 2006 until 2009, Mr. Cordell was the Chief Executive Officer and Chairman of the Board for UAP Holdings a distributor of crop inputs in the United States. Prior to that time, Mr. Cordell held various executive positions with FMC, BASF and Rohm and Haas Company. Mr. Cordell holds an M.B.A. from the University of Pennsylvania. Mr. Cordell’s extensive management experience qualifies him to serve as a member of our board.

Samuel Feinstein
Director since 2011
Mr. Feinstein, age 30, became a director in December 2011. Mr. Feinstein is a Principal of Apollo’s private equity business. Mr. Feinstein joined Apollo in 2007. Prior to that time, Mr. Feinstein was a member of the Investment Banking Group at Morgan Stanley. Mr. Feinstein’s leadership role at Apollo and extensive financial and business experience qualify him to serve as a member of our board.

Laurent Lenoir
Director since 2012
Mr. Lenoir, age 47, became a director in February 2012. Mr. Lenoir started his career with Taminco in 1991 as Technical & Sales Manager Agrochemicals before holding various positions in Belgium within the Crop Protection business unit. In 2000, Mr. Lenoir became Business Manager Methylamines & Derivatives Asia. Following the spinoff of Taminco from UCB in 2003, Mr. Lenoir became Director Asia & Global Director Feed Additives, following which he became Integration Officer relating to the Air Products acquisition in Allentown, Pennsylvania, between 2006 and 2007. From 2007 to December 31, 2009, he was Group Vice-President BU Methylamines & Derivatives—Regional President Asia. Since January 1, 2010, he has been our Chief Executive Officer. Due to his more than 20 years of experience in the alkylamine industry and various managerial positions within Taminco, Mr. Lenoir was elected as a member of our board of directors.
Pascal Lebard
Director since 2014
Mr. Lebard, age 52, became a director in March, 2014. Mr. Lebard has been the Chief Executive Officer of Sequana since July 2007. Prior to 2007, Mr. Lebard was the Chairman of the Executive Board of Worms & Cie, a predecessor company to Sequana. Mr. Lebard is a graduate of EDHEC Business School. Due to his more than 20 years of experience in various managerial positions, Mr. Lebard was elected as a member of our board of directors.
Selection Criteria for Directors
The Company seeks to align board composition with the Company’s strategic direction so that board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based on their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the board in the selection of directors include:
(i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;
(ii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;
(iii) the fit of the individual’s skill set and personality with those of the other board members so as to build a board that works together effectively and constructively; and

(iv) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.
In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs.
In addition, the Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the Nominating and Corporate Governance Committee of the change. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will decide whether the director should remain on the board under the circumstances. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. A director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company.

CORPORATE GOVERNANCE

Director Independence
We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating/corporate governance committees composed entirely of independent directors. However, we are required to have a fully-independent audit committee within one year from the date of effectiveness of the registration statement in connection with our IPO (i.e., by April 18, 2014).
If at any time we cease to be a “controlled company” under the New York Stock Exchange rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.
Our board of directors has affirmatively determined that each of Messrs. Shaver, Lebard and Vanderhaeghen are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the New York Stock Exchange and the Securities and Exchange Commission. Messrs. Lenoir and Decat are not considered independent under the listing standards of the NYSE due to their employment relationship with us, and Messrs. Cordell, Feinstein, Kleinman, Schlanger, Stevens and Voss are not considered independent under the listing standards of the NYSE due to their relationships with Apollo. While not required, the ownership of stock in the Company by all directors is encouraged by our board of directors.
Basis for Reliance on the Controlled Company Exemption Pursuant to Section 303A.00
Pursuant to Section 303A.00 companies listing on the NYSE are required to comply with all applicable requirements of Section 303A as of the date that the company’s securities first trade on the NYSE (the “listing date”) unless an exception applies. One such exception is made for a controlled company. A controlled company is defined in Section 303A as, “a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company.” More than 50% of the Company’s voting power is held by Apollo and its affiliates. As such, the Company is a controlled company for purposes of this exemption. Pursuant to Section 303A.00 a controlled company is exempt from the requirements of certain provisions of Section 303A, including the Independent Directors requirement in Section 303A.01.
Board Leadership Structure

We currently separate the functions of the Chairman of the Board and the Chief Executive Officer. The board believes that having different individuals serve as Chairman and Chief Executive Officer is the most appropriate leadership structure for the board at this time, however, it does not have a policy against having the roles of the Chief Executive Officer and Chairman of the board filled by the same person. This provides the Board with the flexibility to determine whether the two roles should be combined in the future based on the Company's needs from time to time.

Meeting Attendance
Directors are expected to attend each regular and special meeting of the board of directors and of each board committee of which the director is a member. The board of directors held four meetings during fiscal 2013. All of the then-current directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2013. Since becoming a public company, the board has determined that it will have regular meetings at least four times per year, including in future years a meeting substantially concurrently with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present, and upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are encouraged but not required to attend the annual meeting of stockholders.
Board Committees
The board of directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, Environment, Health, and Safety Committee and the Executive Committee. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation	Nominating and Corporate Governance	Environment, Health, and Safety	Executive
Kenny Cordell
Kurt Decat				X	X
Samuel Feinstein		X	X		X
Scott Kleinman		Chair	Chair	Chair	Chair
Laurent Lenoir				X	X
Pascal Lebard	Chair
Marvin Schlanger		X		X
Charles W. Shaver	X			X	X
Justin Stevens			X		X
Pol Vanderhaeghen	X
James Voss

Audit Committee
The Audit Committee of Taminco held four meetings during fiscal 2013. The members of the Taminco Corporation Audit Committee are Messrs. Lebard (Chair), Shaver, and Vanderhaeghen. Mr. Stevens served on the Audit Committee during fiscal 2012 and through May 2013, Mr. Voss served on the Audit Committee from March 2013 through March 2014 and Mr. Feinstein served as Chairman and a member of the Audit Committee from fiscal 2012 through April 2014. Each of Messrs. Stevens, Voss and Feinstein resigned from the Audit Committee in order to maintain compliance with the New York Stock Exchange director independence transition rules for newly listed public companies. Our board of directors has determined that all of our Audit Committee members are financially literate and each of Messrs. Shaver and Lebard qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Messrs. Lebard, Shaver and Vanderhaeghen is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards. The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	the accounting, financial and external reporting policies and practices;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function;

•	the operational policies that affect our internal control;

•	our compliance with legal and regulatory requirements and our standards of business conduct and ethics; and

•	the preparation of the report of the Audit Committee required to be included in our annual proxy statement under the SEC rules.
Compensation Committee
Prior to Taminco’s becoming a public company, the Compensation Committee met as part of board meetings or informally, and took relevant actions by unanimous consent. The Compensation Committee of Taminco held three meetings during fiscal 2013. The current members of the Compensation Committee are Messrs. Kleinman (Chair), Feinstein, and Schlanger. The principal duties and responsibilities of the Compensation Committee are the following:

•
approval and recommendation to our board of directors of the compensation and all compensation plans for the Chief Executive Officer of the Company, all executive officers of the Company (the Chief Executive Officer and such executive officers collectively, the “Senior Management Group”) and our board of directors;

•	approval of short-term compensation of the Senior Management Group and recommendation of short-term compensation for our board of directors;

•	approval and authorization of grants under the Company’s incentive plans, including all equity plans and long-term incentive plans, to members of these groups; and

•	preparation of any report on executive compensation required by SEC rules and regulations for inclusion in the Company’s annual proxy statement or annual report on form 10-K with the SEC, if any.
We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. However, none of the members of our Compensation Committee during fiscal 2013 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of Taminco held one meeting during fiscal 2013. The current members of the Nominating and Corporate Governance Committee are Messrs. Kleinman (Chair), Feinstein and Stevens. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are the following:

•
assist our board of directors with identification of individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and recommend the director nominees for the next annual meeting of stockholders;

•	recommend the corporate governance guidelines applicable to the Company;

•	lead our board of directors in its annual review of our board of director’s and management’s performance; and

•	recommend the nominees for each committee.
We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.
The Nomination Process
At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to serve on the board at other times during the year, as needed.
The Nominating and Corporate Governance Committee will identify and consider candidates suggested by stockholders and evaluate them in accordance with its established criteria. See “Proposal 1: Election of Directors” above. Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at Taminco’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Taminco’s amended and restated bylaws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Executive Committee
The Executive Committee of Taminco held one meeting during fiscal 2013. The current members of the Executive Committee are Messrs. Kleinman (Chair), Decat, Feinstein, Lenoir, Shaver and Stevens. The principal duties and responsibilities of the Executive Committee are the following:

•	the exercise of the powers and duties of the board of directors between board meetings and while the board is not in session, subject to applicable law and our organizational documents; and

•	the implementation of the policy decisions of our board of directors.
Environment, Health and Safety Committee
The Environment, Health and Safety Committee of Taminco held two meetings during fiscal 2013. The current members of the Environment, Health and Safety Committee are Messrs. Kleinman (Chair), Decat, Lenoir, Schlanger and Shaver. The principal duties and responsibilities of the Environment, Health and Safety Committee are the following:

•	review the overall adequacy of, and provide oversight with respect to, environmental, health and safety policies, programs, procedures and initiatives; and

•	review and discuss with management our compliance with environmental, health and safety laws and regulations.
Board Role in Risk Oversight
It is the direct responsibility of our management team to manage the Company’s enterprise risks on a day-to-day basis. The board of directors has responsibility for the oversight of risk management on an enterprise- wide basis through regular updates from management and the strategic planning process. The board of directors’ approach is to identify, prioritize, monitor and appropriately mitigate all material business risks in order to support the Company’s strategy, including proper financial management and sustainable growth, while protecting and enhancing stockholder value. In addition, the board of directors delegates certain risk management oversight responsibilities to its committees; for example, the Audit Committee is responsible for monitoring our material financial and other risk exposures, including risks relating to the financial reporting process and internal controls, as well as risks from related party transactions, and the Compensation Committee is responsible for overseeing risks relating to our compensation programs.
Communications with the Board
Any communications to the board of directors including independent directors, should be sent to Taminco’s headquarters office, Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195, in care of Taminco’s Corporate Secretary, or, alternatively, by email to corporatesecretary@taminco.com. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board (other than communications that are not related to the responsibilities of the intended recipients as directors of the Company). Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Taminco’s website at www.taminco.com under “Investors”.
Availability of Code of Ethics, Committee Charters and Other Corporate Governance Documents
Our board of directors adopted a General Code of Ethics that applies to all of our directors, officers and employees, and a Code of Ethics for Executive and Financial Officers, which applies to our senior financial employees and executives including our chief executive officer and chief financial officer (the “Codes”). The purpose of each of the Codes is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in period reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers. Both of the Codes are posted on our website: www.taminco.com under “Investors.” Any substantive amendment to, or waiver from, any provision of the Codes will also be posted on our website. The information contained on or accessible from our website is not part of this proxy statement.
In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee and Environment, Health and Safety Committee. The Corporate Governance Guidelines and the charters are available on the Company’s website at www.taminco.com under “Investors”.

Directors’ Compensation
During 2013, our board of directors adopted a non-employee director compensation policy where (i) the annual retainer for each non-employee director that served on our board for the full 2013 fiscal year was equal to $40,000, or $10,000 per fiscal quarter, and (ii) the annual retainer for the chairman was equal to $150,000, or $37,500 per fiscal quarter. Non-employee director compensation is payable on the last business day prior to each calendar quarter during which each non-employee director serves on the board and is pro-rated for partial service during any calendar quarter.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Apollo Directors(3)	-						-
Charles Shaver	67,500						67,500
Kenny Cordell	40,000						40,000
Marvin Schlanger	40,000						40,000
Pol Vanderhaeghen	40,000						40,000
James Voss	31,222		76,700				107,922
(1) Mr. Shaver’s annual director fee in 2013, consisting of his fee as the Chairman of our board of directors through March 31, 2013, equal to $37,500, and his regular director fee from April 1, 2013 until December 31, 2013 equal to $30,000, totaled $67,500. Messrs. Cordell, Schlanger and Vanderhaeghen received an annual director fee of $40,000 during 2013, Mr. Voss, who joined our board of directors during our first fiscal quarter, received an annual director fee of $31,222 during 2013 and the “Apollo Directors”, as further described in Footnote 3, did not receive a director fee.
(2) The Apollo Directors and Messrs. Shaver, Cordell, Schlanger and Vanderhaeghen received options under the 2012 Incentive Plan as follows: On February 24, 2012, Messrs. Cordell, Schlanger and Vanderhaeghen each received 9,082 time-vesting options with a grant date fair value per option, computed in accordance with FASB ASC Topic 718, of $4.88 (the grant to each respective director having a grant date fair value of $44,290), and on March 15, 2012, Charles Shaver received 245,043 time-vesting options with a grant date fair value per option of $4.88 (the grant having a grant date fair value of $1,194,944). Pursuant to the 2013 LTIP, on May 21, 2013, James Voss, who was appointed to our board of directors in 2013, received 10,000 options with a grant date fair value per option, computed in accordance with FASB ASC Topic 718, of $7.67 (the grant having a grant date fair value of $76,700). The grant date fair value per option for options granted to our directors under the 2012 Incentive Plan, each of which was adjusted in connection with the stock split, has been rounded. All options granted to directors under the 2012 Incentive Plan and the 2013 LTIP are time-vested options and vest 1/3 on the date of grant and 1/3 on each of the two subsequent anniversaries of the date of grant, unless a Realization Event, as defined in Footnote 2 to the Outstanding Equity Awards at Fiscal Year End-2013 table, occurs, in which case, such options immediately vest. All options granted to the Apollo Directors were fully vested and exercisable on the date of grant. As of December 31, 2013, all options granted to our directors remain unexercised and outstanding.
(3) The “Apollo Directors” are Scott Kleinman, Justin Stevens and Samuel Feinstein. Messrs. Kleinman, Stevens and Feinstein did not individually receive option grants in respect of their service on our board of directors. The options that would have been granted to such individuals for their service on our board of directors in 2012 (9,082 options with a grant date fair value of $44,290 per director or 27,247 options with a grant date fair value of $132,870 in the aggregate (fully vested)) were instead granted to Apollo Management VII, L.P. As of December 31, 2013, all options granted to our Apollo Directors remain unexercised and outstanding.

Limitations of Liability and Indemnification Matters
We adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Taminco’s officers and directors, and persons who beneficially own more than 10% of Taminco’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. On the basis of filings and representations received by Taminco, Taminco believes that all of these filing requirements were satisfied during fiscal 2013.
COMPENSATION COMMITTEE REPORT
The members of the Compensation Committee have reviewed and discussed with Taminco’s management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.
Scott M. Kleinman (Chair)
Samuel Feinstein
Marvin Schlanger
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “named executive officers,” who consist of our principal executive officer, principal financial officer, and generally the three other most highly compensated executive officers. For fiscal year 2013, our named executive officers (or NEOs) were:

•	Laurent Lenoir, Chief Executive Officer;

•	Kurt Decat, Chief Financial Officer;

•	Johan De Saegher, Chief Operating Officer;

•	Edward Yocum, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary; and

•	Randall Colin Gouveia, Executive Vice President, Functional Amines.
Historical Compensation Decisions
Prior to the IPO in April 2013, we were a privately-held company and we continue to be a controlled company. As a result, most, if not all, of our prior compensation policies and determinations have been the product of negotiations between the named executive officers and our Chief Executive Officer and/or board of directors. While our compensation committee continues to evaluate and analyze our compensation policies and practices, our current compensation structures continue to reflect our historical compensation decisions.
Compensation Philosophy and Objectives
Our compensation committee reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation programs and initiatives. The 2013 year was our first year as a public company. As we continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.
We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments, and that awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.
To achieve these objectives, the board of directors has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to key strategic financial and operational goals such as our annual bonus plan based on EBITDA, Working Capital and Safety Performance, and equity awards granted pursuant to our 2012 Equity Incentive Plan and our 2013 Long Term Incentive Plan.
We seek to ensure that all incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. To ensure we maintain our position to market, it has been our historical practice to review benchmark data on an annual basis to ensure executive compensation remains commensurate with the targeted percentile noted above by comparing total direct compensation with compensation surveys. To this end, our Human Resources Department has engaged the Hay Group to assist in our benchmarking analysis and prepare compensation surveys that reflect how our executive compensation practices relate to the market. The Hay Group did not perform any services for the Company or the board of directors during 2013, other than the executive compensation services described above. Because of our unique position in the market, the companies against which we compared our compensation consisted of approximately 120 companies across a range of both public and private companies active in the chemical industry. However, this is not a selected peer group, but a general market comparison with companies in the chemical industry. In order to compare the compensation of our executives against the compensation of executives in our industry, the Hay Group utilizes the “Hay Group Methodology,” a proprietary methodology used to determine how executive compensation compares within a specific industry. The Hay Group Methodology weighs various factors, including size of the company, revenue, and ownership, to create a relevant comparison. Taking into account each named executive officer’s actual total cash compensation for the 2013 fiscal year, our named executive officers received compensation that was, both individually and as a group, around the 50th percentile of the competitive market. Specifically, Messrs. Lenoir, Decat, De Saegher, Yocum and Gouveia received 112%, 125%, 98%, 130%, and 117%, respectively, of the market median with respect to the 2013 fiscal year, placing such annual cash compensation to Mr. De Saegher below the market median and such annual cash compensation to Messrs. Lenoir, Decat, Yocum and Gouveia above such market median. We attribute these results to our NEOs being entitled to total bonus payout of 88.45% of our target bonus payout for the 2013 year, as further described below in the section captioned “—Pay Mix—Bonus”, which generally aligned their compensation with the targeted 50th percentile of the market. See the section captioned “—Pay Mix—Bonus” for further details of the bonus payout for 2013.
In the future, our compensation committee may more formally benchmark executive compensation against a peer group of comparable companies and consider engaging its own compensation consultant to assist in benchmarking compensation. Our compensation committee may make adjustments in executive compensation levels in the future as a result of this more formal benchmarking process.
Compensation Procedures
Our compensation committee oversees and administers our compensation arrangements, including the Taminco Acquisition Corporation 2012 Equity Incentive Plan and the Taminco Corporation 2013 Long-Term Incentive Plan (each described below). The compensation committee meets outside the presence of all of our executive officers, including our named executive officers, to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the compensation committee meets outside the presence of all executive officers except our Chief Executive Officer. Our Chief Executive Officer annually reviews each other named executive officer’s performance with the compensation committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based upon the recommendations of our Chief Executive Officer and in consideration of the objectives described above and the principles described below, the compensation committee approves the annual compensation packages of our executive officers other than our Chief Executive Officer. The compensation committee annually analyzes our Chief Executive Officer’s performance and determines his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the compensation committee. The committee did not engage any such consultants in 2013.
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short- and a long-term view with respect to Company performance.
Elements of Compensation
Our current executive compensation program, consists of the following components:

•	base salary;

•	annual cash incentive awards linked to our overall performance;

•	periodic grants of long-term equity-based compensation;

•	other executive benefits and perquisites; and

•	employment agreements, which contain termination benefits.
We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.
Pay Mix
We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.
Base Salary
The primary component of compensation of our executive officers is base salary. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Chief Executive Officer and/or board of directors. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Human Resources Department, with the assistance of the Hay Group, generally determines market level compensation for base salaries with reference to the base salaries of similarly situated executives in other companies in our general industry. This determination is based primarily on a review of relevant competitive market data provided by the Hay Group. On April 1, 2013, however, in connection with their additional responsibilities associated with the Company’s stock becoming publicly traded, the base salaries for each of Messrs. Lenoir, Decat, and De Saegher were increased to €336,000, €241,996, and €206,622, respectively (having increased from €282,000, €220,000, and €200,604, respectively). Messrs. Yocum and Gouveia were each paid base salaries in 2013 of $260,000. The base salaries actually paid to our named executive officers in fiscal year 2013 are set forth in the Summary Compensation Table below.
Bonus
Our Chief Executive Officer and/or board of directors have authority to award annual cash bonuses to our executive officers.
The annual cash bonuses are intended to offer incentive compensation by rewarding the achievement of specified corporate performance objectives. Generally, at the commencement of an executive officer’s employment with us, our Chief Executive Officer and/or board of directors typically sets a target level of bonus compensation that is structured as a percentage of such executive officer’s annual base salary. In this regard, the employment agreements specifically provide that the sum of the annual bonus is targeted at 40% of the executive’s annual base salary for each of Messrs. Decat, DeSaegher, Yocum and Gouveia and 50% of the executive’s annual base salary for Mr. Lenoir. On April 1, 2013, in connection with their additional responsibilities, the bonus targets for each of each of Messrs. Lenoir and Decat were increased to 75% and 50%, respectively (having been increased from 50% and 40%, respectively).
For our 2013 fiscal year, annual cash bonuses for our named executive officers were based on the following corporate performance metrics: 70% of the annual bonus was based on specified adjusted EBITDA targets, 15% of the annual bonus was based on achievement of specified Working Capital targets, and 15% of the annual bonus was based on achievement of a specified Safety Performance measure referred to as OIIR, or occupational illness and injury rate.. To the extent actual results with respect to one of the foregoing metrics for the performance year were less than 70% of applicable performance target, the executive would have received a zero bonus payout with respect to that metric and, to the extent actual performance exceeded 125% of the applicable performance target, the annual bonus was capped at 125% of the target bonus payout. These corporate performance objectives were designed to be challenging but achievable. The payout ratio for the 2013 fiscal year for adjusted EBITDA was 63.25%, for Working Capital was 10.2%, and for Safety Performance was 15.0%, which resulted in a total bonus payout of 88.45% of our target bonus payout to our named executive officers. Accordingly, Messrs. Lenoir, Decat, DeSaegher, Yocum and Gouveia received annual bonus payments with respect to the 2013 fiscal year equal to €224,952, €108,475, €102,512, $93,548, and $93,548, respectively.
Our board of directors has the discretion to determine whether and in what amounts such bonuses are paid based upon their quantitative evaluation of the impact of their performance on overall corporate objectives. In addition, our Chief Executive Officer and/or board of directors may adjust bonuses due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on corporate results.
In addition, in March 2014, we paid Mr. Yocum, a special bonus of $30,000, in connection with his work on the completion of our secondary public offering in December 2013.
We have not adopted a policy that would require, in the event of a restatement of our financial statements, any of our executive officers to reimburse us for any incentive compensation previously received by them. However, the 2013 Long-Term Incentive Plan (described below) may require that any awards granted under such plan be subject to the provisions of any claw-back policy implemented by us.
Long-Term Equity-Based Compensation
Our Chief Executive Officer and/or board of directors believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, our Chief Executive Officer and/or board of directors believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation in the form of stock options because our board of directors believes that appreciation awards, rather than full value awards such as restricted stock, most closely aligns our executive’s interests with the interests of our stockholders. Our Chief Executive Officer and/or board of directors believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.
We believe that the granting of awards under the 2012 Equity Incentive Plan and the 2013 Long-Term Incentive Plan promotes, on a short-term and long-term basis, an enhanced personal interest and alignment of interests of those individuals receiving equity awards with the goals and strategies of the Company. We believe that the option grants provide not only financial rewards to such individuals for achieving Company goals but also additional incentives for them to remain with the Company.
Following the Company’s acquisition by Apollo, our NEOs were each granted stock options under our 2012 Incentive Plan (described below). The size of the option grants to each NEO was designed to create a meaningful opportunity for stock ownership and is based upon the executive’s position with the Company, internal comparability with option grants made to other Company executives and the executive’s potential for future responsibility and promotion over the option term. One-third of the options granted are subject to time-based vesting criteria and two-thirds of the options are subject to specified performance-based vesting criteria. Generally, the time-vesting options will vest in five equal installments on each of the first five anniversaries of the grant date, subject to the executive’s continued service on each such vesting date. The time-vesting options will also fully vest on a Realization Event (which generally means either a liquidation of the Company or a change in control transaction). The performance-vesting options are divided into three equal tranches that vest based upon specified performance criteria after a Realization Event, subject to the executive’s continued service on such date as follows:
(i)one-third of the performance-vesting options will vest if either (a) the Sponsor (which generally means the investment funds managed by Apollo Management VII, L.P.) internal rate of return or “IRR” equals or exceeds 17% and the Sponsor receives cash proceeds equal to 1.5 times its investment or (b) the Sponsor receives cash proceeds equal to 2.0 times its investment;

(i)    two-thirds of the performance-vesting options will vest if either (a) the Sponsor IRR equals or exceeds 20% and the Sponsor receives cash proceeds equal to 1.75 times its investment or (b) the Sponsor receives cash proceeds equal to 2.5 times its investment; and
(ii)    all of the performance-vesting options will vest if either (a) the Sponsor IRR equals or exceeds 25% and the Sponsor receives cash proceeds equal to 2.0 times its investment or (b) the Sponsor receives cash proceeds equal to 3.0 times its investment.
In the event of the executive’s termination of service, any unvested options will be forfeited, except in the event of an executive’s termination of service by the Company without “cause” (as defined) on or after the fifth anniversary of the date of grant then the option will remain outstanding through the ten year term of the option and be eligible to vest in accordance with the foregoing performance conditions. The Company also has the right to repurchase shares acquired pursuant to the exercise of an option: (i) for fair market value, if the executive is a “Good Leaver,” (ii) 50% for fair market value and 50% for the lesser of cost or fair market value, if the executive is a “Medium Leaver” and (iii) for the lesser of cost and fair market value if the executive is a “Bad Leaver.” Under the option agreements, (I) “Good Leaver” generally means (a) a termination of employment without cause, (b) a termination of employment for good reason, (c) the employee’s death, serious illness or permanent disability or (d) the employee’s retirement on or following the third anniversary of the date of grant; (II) “Medium Leaver” generally means (a) the employee’s voluntary resignation on or following the third anniversary of the date of grant for any reason, other than a Good Leaver termination or (b) the employee’s retirement prior to the third anniversary of the date of grant; and (III) “Bad Leaver” generally means (a) a termination of employment for cause or (b) the employee’s voluntary resignation prior to the third anniversary of the date of grant, other than a Good Leaver or a Medium Leaver termination.
The combination of time- and performance-based vesting of the options is designed to compensate executives for long term commitment to us, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.
2012 Equity Incentive Plan
Prior to the IPO, the board of directors adopted the Taminco Acquisition Corporation 2012 Equity Incentive Plan, or the “2012 Incentive Plan.” The 2012 Incentive Plan provides for grants of stock options, restricted stock, and restricted stock units or “RSUs.” The purpose of the 2012 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company.
In connection with our initial public offering, we adopted a new equity incentive compensation plan.
2013 Long-Term Incentive Plan

The Taminco Corporation 2013 Long-Term Incentive Plan, or the “2013 LTIP”, became effective on April 18, 2013. The purposes of the 2013 LTIP are to provide long-term incentives to those individuals with significant responsibility for the success and growth of the Company and its affiliates, to align the interests of such individuals with those of the Company’s stockholders, to assist the Company in recruiting, retaining and motivating qualified employees and other service providers and to provide an effective means to link pay to performance for such employees and service providers.
The compensation committee administers the 2013 LTIP and designates those employees, consultants and non-employee directors that are eligible to participate in the 2013 LTIP. Subject to adjustment in the case of certain specified events, five million shares of our common stock are reserved for issuance in connection with awards granted under the 2013 LTIP. The 2013 LTIP provides for the grant of stock options (including nonqualified stock options and incentive stock options), restricted stock, restricted stock units, performance awards (which include, but are not limited to, cash bonuses), dividend equivalents, stock payment awards, stock appreciation rights, and other incentive awards.
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	401(k) match for U.S. employees;

•	Defined Contribution Plan or Defined Benefit Plan for Belgium-based employees;

•	invalidity insurance for Belgium-based employees; and

•	vacation, personal holidays and sick days.
Defined Contribution Plan
In July of 2013, we established the Defined Contribution Plan for the benefit of certain of our Belgium-based employees, including our named executive officers, for which participants in our Defined Benefit Plan had a one-time opportunity, at their election, to terminate participation in the Defined Benefit Plan and begin participation in the Defined Contribution Plan. Our employees hired after June 30, 2013 were automatically affiliated with the Defined Contribution Plan. Messrs. Lenoir, Decat and De Saegher elected to participate in our Defined Contribution Plan at that time and no longer accrue benefits under our Defined Benefit Plan.
The Defined Contribution Plan is financed by a combination of employer pension contributions and participant contributions. Under the Defined Contribution Plan, a fixed percentage of each participating employee’s annual base income is paid to a typical tax-qualified individual account for each participating employee’s benefit with an insurance company. The annual contribution amounts are calculated once a year from specific formulas based on the annual salary of each named executive officer and provide for a pension benefit. The amounts are deferred and accrued under the Defined Contribution Plan with interest at a rate of 3.25% with respect to our contributions and 3.75% with respect to each named executive officer’s contribution in 2013. This accrued benefit under our Defined Contribution Plan is paid in a lump sum to the respective named executive officer upon, but not before, age 65. If such named executive officer terminates employment with us prior to the expiration of the pension commitment, employer and participant contributions shall cease. Upon a named executive officer’s termination or retirement or if the Defined Contribution Plan is disbanded, the named executive officer is entitled to the higher of the accrued reserves in such person’s account and a statutory minimum guarantee, which is based on the amount of accrued reserves accumulated and the interest rate with any difference covered by a financing fund or us.
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Employment Agreements and Severance and Change of Control Benefits
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders.
We recognize that the possibility of a change in control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of the Company and our stockholders. We have entered into the employment agreements with the named executive officers in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. These benefits, which generally are payable if the executive is terminated by the Company other than due to a “Material Breach” (as defined in the agreements), are enumerated and quantified in the section captioned “—Executive Compensation—Employment Agreements and Severance and Change of Control Benefits.”
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Our compensation committee has structured our compensation arrangements so as to preserve the related federal income tax deductions. Pursuant to applicable regulations, Section 162(m) will not apply to compensation paid or equity awards granted under the compensation agreements and plans in existence prior to our initial public offering and during the reliance transition period ending on the earlier of the date the applicable agreement or plan is materially modified and the Company’s annual stockholders meeting occurring in 2016. While we will continue to monitor our compensation programs in light of Section 162(m), the board of directors considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and the board of directors or compensation committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Section 280G Considerations
Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The board of directors and compensation committee will take into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.
Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”)
Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to the named executive officers are structured to comply with the requirements of Topic 718 to maintain the appropriate equity accounting treatment, and the Company takes such accounting treatment into account when designing and implementing its compensation programs.

2013 Summary Compensation Table
The following table sets forth certain information with respect to compensation for the year ended December 31, 2013 earned by, awarded to or paid to our named executive officers. Compensation for Messrs De Saegher, Yocum and Gouveia are disclosed in the Summary Compensation Table only with respect to 2013 because they were not NEOs with respect to 2012.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Laurent Lenoir
Chief Executive Officer	2013	457,172				310,231	56,598	21,211	845,212
	2012	361,736			1,276,279	176,734	41,598	65,885	1,922,232
	2011	304,067				152,033	35,429	62,283	553,812
Kurt Decat
Chief Financial Officer	2013	326,152				149,597	73,343	71,616	620,708
	2012	285,870			1,160,276	110,302	43,343	67,631	1,667,422
	2011	258,780				103,512	27,516	67,945	457,753
Johan De Saegher
Chief Operating Officer	2013	282,878				102,512	156,811	54,968	597,169
Edward Yocum
Executive Vice President, General Counsel	2013	260,000	30,000			93,548		41,356	424,904
Randall Colin Gouveia
Executive Vice President, Functional Amines	2013	260,000				93,548		43,803	397,351

(1) Messrs. Lenoir, Decat and De Saegher are located in Europe and receive compensation in Euros, and Messrs. Yocum and Gouveia are located in the United States and receive compensation in U.S. dollars. The U.S. dollar amount provided, with respect to the NEOs compensated in Euros, is based on the exchange rate as of December 31, 2013 of $1.3791 to every €1.00 for amounts earned in 2013, an exchange rate as of December 31, 2012 of $1.3194 to every €1.00 for amounts earned in 2012 and an exchange rate as of December 31, 2011 of $1.2939 to every €1.00 for amounts earned in 2011.

(2) Mr. Yocum received a special, discretionary bonus from the Company in 2013 in connection with the successful completion of our secondary offering in December 2013, the value of which is disclosed in this column.

(3) Values in this column represent the grant date fair value of performance-based stock option awards and time-vested stock option awards computed in accordance with FASB ASC Topic 718, taking into account the value of the shares underlying the options in connection with the Acquisition. For a discussion of the vesting schedule of the Option Awards, please see the sub-section entitled “—2012 Equity Incentive Plan”. We did not grant any options or other equity-based awards to the NEOs in 2013 or 2011.

(4) The values reflected represent the amount earned under our annual cash bonus plan, 50% of which was paid on March 19, 2014 with respect to our Belgium-based NEOs and 100% of which was paid on March 19, 2014 to our U.S.-based NEOs. The other 50% of the amount earned under our annual cash bonus plan by our Belgium-based NEOs is deferred pursuant to the Bonus Pension Plan, as further described in Footnote 2 under the Pension Benefits table. The values in this column represent the amount earned under our cash bonus plan with respect to 2011, 2012 and 2013. See Footnote 1 under the Grants of Plan-Based Awards-2013 table for a discussion of the NEOs' target bonuses. For each NEO, the bonus under the annual bonus plan is based 70% on achievement of the EBITDA target, 15% on achievement of the Working Capital target and 15% on Safety Performance. See the section captioned "—Pay Mix—Bonus" for more details regarding the NEOs' bonus payouts or expected payout. The NEOs’ target bonuses were computed as follows: Mr. Lenoir (75% of his base salary), Messrs. Decat (50% of his base salary), De Saegher, Yocum and Gouveia (for each, 40% of his base salary).

(5) We maintain a defined contribution plan (the "Defined Contribution Plan") and a defined benefit plan (the "Defined Benefit Plan") for the benefit of our Belgium-based employees, both of which are tax-qualified plans that contain aspects of actuarial pension plans. In July of 2013, we closed the group of participants who can participate in our Defined Benefit Plan and, at that time, Messrs. Lenoir, Decat and De Saegher elected to discontinue participation in the Defined Benefit Plan and to accrue benefits under our Defined Contribution Plan. See Footnote 2 of the Pension Benefits table for details regarding these two plans. The values provided in this column represent the change in value of accrued benefits in 2013 or the value of our contribution under the Defined Benefit Plan and the Defined Contribution Plan for the benefit of each Belgium-based NEO. Our contribution under the Defined Benefit Plan for the benefit of each NEO depends on each NEO’s current base salary, and any changes to our contribution as part of each NEO’s benefit under the Defined Benefit Plan directly corresponds to any changes in the NEO’s base salary. See Footnote 2 of the Pension Benefits table for more information regarding the Defined Benefit Plan. Our contribution under the Defined Contribution Plan is a fixed percentage of each participating employee’s annual base income that we pay to a typical tax-qualified individual account for each participating employee’s benefit with an insurance company. The amounts are deferred and accrued under the Defined Contribution Plan with interest at a rate of 3.25% with respect to our contributions and 3.75% with respect to each NEO’s contribution in 2013. This accrued benefit under our Defined Contribution Plan is paid to the respective NEO upon, but not before, age 65. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the benefits under the Defined Contribution Plan and the Defined Benefit Plan provided to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.

(6) The table below provides an itemized description of the amounts set forth in the “All Other Compensation” column:

All Other Compensation - 2011, 2012 and 2013

Name	Year	Directors’ Fees for Service on the Boards of the Company’s Subsidiary Companies ($)	Value of Personal Use of the Company Car ($) (a)	Employer’s Contribution to the Life Capital Benefit ($)(b)	Employer’s Contribution for Orphan’s Pension ($)(c)	Employer’s Contribution For Disability Annuity before Age 60 ($)(d)	Employer’s Contribution to Health Insurance($) (e)	Group Term Life ($)(f)	Employer’s 401(k) Plan contribution (g)	Total ($)
Laurent Lenoir	2013		5000	8,462	1,715	5,476	558			21,211
	2012	47,498	5,400	6,462	1,515	4,476	534			65,885
	2011	46,580	4,531	5,304	1,403	3,941	524			62,283
Kurt Decat	2013	55,254	3,201	7,415	1,092	4,003	651			71,616
	2012	52,862	3,536	6,215	892	3,503	623			67,631
	2011	51,840	5,497	5,565	1,065	3,367	611			67,945
Johan De Saegher	2013	28,134	8,130	10,000	2,000	6,000	704			54,968
Edward Yocum	2013						17,035	846	23,475	41,356
Randall Colin Gouveia	2013						17,006	1,297	25,500	43,803

(a) The value of each NEO’s personal use of a Company-provided car, including fuel, leasing and other accompanying costs, as follows is provided in this column. The computation of the value of such Company car benefits for Belgium-based employees, the “benefit in kind,” which is governed by European law, takes into account carbon dioxide emissions that the respective car produces and the car’s catalogue value (which is defined as the catalogue price of the vehicle in new condition in case of a sale to private individuals, including options and value added tax and excluding discounts, reductions, rebates or refunds).
(b) Our annual contribution for a life capital benefit that the NEO receives in the case of death before age 60 (the “Life Capital Benefit”), which we contributed on January 1, 2013 for the 2013 fiscal year, January 1, 2012 for the 2012 fiscal year and January 1, 2011 for the 2011 fiscal year is provided in this column. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the Life Capital Benefit provided to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.
(c) Our annual contribution for the benefit of the respective NEO’s child, should a parent die (the “Orphan’s Pension”), which we contributed on January 1, 2013 for the 2013 fiscal year, January 1, 2012 for the 2012 fiscal year and on January 1, 2011 for the 2011 fiscal year is provided in this column. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the Orphan’s Pension provided to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.
(d) Our annual contribution for a disability benefit, paid out as an annuity, in the case of the NEO’s illness or private accident, which we contributed on January 1, 2013 for the 2013 fiscal year, January 1, 2012 for the 2012 fiscal year and on January 1, 2011 for the 2011 fiscal year is provided in this column. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the disability benefit paid to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.
(e) Our annual contribution for health benefits for the benefit of each NEO is provided in this column.
(f) We pay for basic life insurance benefits for our U.S.-based NEOs, which is equal to two times' such NEOs' base salary. Our contribution for the benefit of our U.S.-based NEOs is considered income and is taxed. We pay the value in this column to our U.S.-based NEOs (the "Group Term Life" benefit), which is equal to the value of the imputed tax associated with our payment of life insurance benefits.
(g) Messrs. Yocum and Gouveia participate in our 401(k) retirement plan (the “401(k) Plan”), a tax-qualified defined contribution plan that was established for the benefit of our U.S.-based employees. Under the 401(k) Plan, in 2013, we made a discretionary employee rate match payment to all plan participants, for which we contributed 100% of each participating NEO's deferred compensation to the participant's 401(k) Plan to a maximum of 6% of such participating NEO's compensation. Participants are generally allowed to defer up to 70% of their annual compensation under the 401(k) Plan, so long as such deferred amount does not exceed the annual compensation limit under the Internal Revenue Code Section 401(a)(17). We also made discretionary profit-sharing contributions to eligible 401(k) Plan participants in 2013 regardless of such participant's elective deferral to the 401(k) Plan. Under the 401(k) Plan, NEOs may generally defer “wages” (as such term is defined in Section 3401(a) of the Internal Revenue Code) and all other payments actually made to such NEO for services for our benefit, except certain specified exceptions. We made employee rate match payments for the benefit of Messrs. Yocum and Gouveia equal to $13,275 and $15,300, respectively, in 2013. We made discretionary profit-sharing contributions under the 401(k) Plan to each of Messrs. Yocum and Gouveia equal to $10,200 in 2013.

2013 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2013 with respect to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)
		Threshold ($)	Target ($)	Maximum ($)
Laurent Lenoir	3/19/2014	243,273	347,533	434,417
Kurt Decat	3/19/2014	116,808	166,868	208,585
Johan De Saegher	3/19/2014	79,787	113,981	142,476
Edward Yocum	3/19/2014	72,800	104,000	130,000
Randall Colin Gouveia	3/19/2014	72,800	104,000	130,000

(1) Achievement lower than 70% of target performance results in a zero bonus payout, and achievement higher than 125% of target performance results in a maximum payout of 125% of the target bonus.
(2) No stock awards, options or other equity awards were granted to, earned by or paid to our NEOs in 2013.

Outstanding Equity Awards At 2013 Fiscal Year End(1)
The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2013 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares at December 31, 2013.

	Option Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(5)		Option Exercise Price ($)(6)	Option Expiration Date
Laurent Lenoir	35,171	140,683		(T1)	6.05	2/24/2022
			117,236	(T2)	6.05	2/24/2022
			117,236	(T3)	6.05	2/24/2022
			117,236	(T4)	6.05	2/24/2022
Kurt Decat	31,974	127,895		(T1)	6.05	3/9/2022
			106,582	(T2)	6.05	3/9/2022
			106,582	(T3)	6.05	3/9/2022
			106,582	(T4)	6.05	3/9/2022
Edward Yocum	7,266	29,064		(T1)	8.47	8/9/2022
			24,223	(T2)	8.47	8/9/2022
			24,223	(T3)	8.47	8/9/2022
			24,223	(T4)	8.47	8/9/2022
Randall Colin Gouveia	7,678	30,713		(T1)	9.24	12/4/2022
			25,594	(T2)	9.24	12/4/2022
			25,594	(T3)	9.24	12/4/2022
			25,594	(T4)	9.24	12/4/2022

(1) The only outstanding equity awards granted to our NEOs are the option awards we granted in 2012. None of our NEOs exercised their vested stock options in 2013 or held outstanding stock awards in 2013.
(2) Messrs. Lenoir and Decat received their option awards on February 22, 2012 and March 9, 2012, respectively. We have not granted an option award to Mr. De Saegher. Messrs. Yocum and Gouveia each received their option awards on August 9, 2012 and December 4, 2012, respectively. All of the options granted to NEOs that are outstanding in 2013 were granted pursuant to the 2012 Incentive Plan. One-third of the options granted to our NEOs in 2012 are subject to time-based vesting criteria (representing Tranche 1, or “T1”) and two-thirds of the options are subject to specified performance-based vesting criteria (representing Tranches 2, 3 and 4, or, respectively, “T2”, “T3”and “T4”). Specifically, the time-vesting options vest in five equal installments on each of the first five anniversaries of the grant date, the first and second vesting dates of which occurred on February 24 of 2013 and 2014, respectively, for Mr. Lenoir and on March 9 of 2013 and 2014, respectively, for Mr. Decat. The first vesting date with respect to Mr. Gouveia's time-vesting options occurred on December 4, 2013, and the first vesting date with respect to Mr. Yocum's time-vesting options occurred on August 9, 2013. The vesting of the time-vesting options is subject to the NEO’s continued service on each such vesting date. The time-vesting options will also fully vest on a Realization Event (which generally means either a liquidation of the Company or a change in control transaction). The performance-vesting options are divided into three equal tranches that vest based upon specified performance criteria after a Realization Event, subject to the NEO’s continued service on such date as follows: (i)

one-third of the performance-vesting options will vest if either (a) the Sponsor internal rate of return or “IRR” equals or exceeds 17% and the Sponsor receives cash proceeds equal to 1.5 times its investment or (b) the Sponsor receives cash proceeds equal to 2.0 times its investment; (ii) two-thirds of the performance-vesting options will vest if either (a) the Sponsor IRR equals or exceeds 20% and the Sponsor receives cash proceeds equal to 1.75 times its investment or (b) the Sponsor receives cash proceeds equal to 2.5 times its investment; and (iii) all of the performance-vesting options will vest if either (a) the Sponsor IRR equals or exceeds 25% and the Sponsor receives cash proceeds equal to 2.0 times its investment or (b) the Sponsor receives cash proceeds equal to 3.0 times its investment.
(3) The numbers in this column represent the number of vested options that each NEO holds as of December 31, 2013.
(4) The numbers in this column represent the number of unvested time-vesting options that each NEO holds as of December 31, 2013.
(5) The numbers in this column represent the number of unvested performance-vesting options that each NEO holds as of December 31, 2013.
(6) In December of 2012, the exercise price of options granted to Messrs. Lenoir and Decat was reduced by $4.96 from $11.01 to $6.05, and the exercise price of options granted to Messrs. Yocum and Gouveia was reduced by $4.96 from $13.43 to $8.48 and from $14.20 to $9.24, each in connection with the payment of an extraordinary cash dividend.
Options Exercised and Stock Vested
None of our NEOs exercised any stock options or had any shares of stock vest during 2013.
2013 Pension Benefits Table
The following table sets forth certain information with respect to the accrued pension benefits payable to our named executive officers for the fiscal year ended December 31, 2013. Only our Belgium-based named executive officers participate in our Defined Benefit Plan, Defined Contribution Plan and our Bonus Pension Plan.

Name(1)	Plan Name(2)	Number of Years Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)(5)
Laurent Lenoir	Defined Benefit Plan	6.0	174,482	28,299
	Bonus Pension Plan	5.75	606,371	155,116
	Defined Contribution Plan	0.5	28,299	28,299
Kurt Decat	Defined Benefit Plan	9.67	225,960	36,671
	Bonus Pension Plan	9.00	464,221	74,799
	Defined Contribution Plan	0.5	36,671	36,671
Johan De Saegher	Defined Benefit Plan	19.17	430,461	78,406
	Bonus Pension Plan	9.00	548,532	51,256
	Defined Contribution Plan	0.5	78,406	78,406
(1) Messrs. Lenoir, Decat and De Saegher elected to discontinue participation in our Defined Benefit Plan in July 2013 and begin accruing benefits under our Defined Contribution Plan, as further described in Footnote 2 to this table.

(2) Under the Defined Benefit Plan, all participants, including Belgium-based employees, are guaranteed a pension amount based on the last five (5) years of their service with us. The Defined Benefit Plan is financed by a collective financing fund with our insurance company, our contributions of which are based on an actuarial calculation that takes into account assumptions of salary increase, inflation, interest rates, and other variables determined relevant by our actuaries. For the 2013 year, our contribution to such collective financing fund was calculated based on 9.015% of the aggregate salaries of all exempt employees multiplied by 1.1326 in order to account for taxes and other charges. The total average cost to the Company under the Defined Benefit Plan for 2013 was thus 10.21% of the respective NEO’s base salary.

In July of 2013, we established the Defined Contribution Plan for the benefit of certain of our Belgium-based employees, including our NEOs, for which participants in our Defined Benefit Plan had a one-time opportunity, at their election, to terminate participation in the Defined Benefit Plan and begin participation in the Defined Contribution Plan. Our employees hired after June 30, 2013 are automatically affiliated with the Defined Contribution Plan. Messrs. Lenoir, Decat and De Saegher elected to participate in our Defined Contribution Plan at that time and no longer accrue benefits under our Defined Benefit Plan.

The Defined Contribution Plan is financed by a combination of employer pension contributions and participant contributions. Under the Defined Contribution Plan, a fixed percentage of each participating employee’s annual base income is paid to a typical tax-qualified individual account for each participating employee’s benefit with an insurance company. The annual contribution amounts are calculated once a year from specific formulas based on the annual salary of each NEO and provide for a pension benefit. The amounts are deferred and accrued under the Defined Contribution Plan with interest at a rate of 3.25% with respect to our contributions in 2013 and 3.75% with respect to each NEO’s contribution in 2013. This accrued benefit under our Defined Contribution Plan is paid in a lump sum to the respective NEO upon, but not before, age 65. If such NEO terminates employment with us prior to the expiration of the pension commitment, employer and participant contributions shall cease. Upon an NEO’s termination or retirement or if the Defined Contribution Plan is disbanded, the NEO is entitled to the higher of the accrued reserves in such

NEO’s account and a statutory minimum guarantee, which is based on the amount of accrued reserves accumulated and the interest rate with any difference covered by a financing fund or us.

The Bonus Pension Plan behaves partly as a typical bonus plan and partly as a typical tax-qualified defined contribution plan. Each NEO receives 50% of his or her total benefit under the annual bonus plan as an annual cash bonus in March of every fiscal year following the certification of our audited financial statements. This portion of the benefit under the annual bonus plan is disclosed in the Summary Compensation Table. The remaining 50% of each NEO’s benefit under the annual bonus plan is deferred and accrued under the Bonus Pension Plan with interest at a rate of 3.25% in 2013 (such benefit, the “Accrued Pension Benefit”). This Accrued Pension Benefit is paid to the respective NEO upon, but not before, age 60, if such NEO is no longer employed with us, age 65, if such NEO opts to receive such Accrued Pension Benefit then, or at such later age as such NEO’s employment terminates with us, should he or she decide to continue to accrue benefits under the Bonus Pension Plan during their employment.

(3) For the Defined Benefit Plan, the number of years of credited service equals the number of years of employment until July 2013 with respect to Messrs. Lenoir, Decat and De Saegher, each of whom elected to discontinue participation in the Defined Benefit Plan in July 2013 and accrue benefits under our Defined Contribution Plan at such time. For the Bonus Pension Plan, participation is based on the individual’s grade level in the Company.

(4) The normal retirement age under the Defined Benefit Plan is age 60. The Defined Benefit Plan is a Belgian plan and includes the Life Capital Benefit and the Orphan’s Pension, as previous mentioned in Footnote 6 of the Summary Compensation Table. The Life Capital Benefit is a contribution by us to a capital benefit that becomes payable upon the death of the NEO. The Orphan’s Pension is a contribution by us to a pension fund that becomes payable to the child of the NEO if such NEO has a child and the parent dies. The values provided in this column include (i) the accrued value that we have contributed under the Defined Benefit Plan as the retirement benefit for each NEO through June 2013, (ii) the accrued value that we have contributed under the Defined Contribution Plan as the retirement benefit for each NEO from July 2013 through the end of the 2013 fiscal year and (ii) the Accrued Pension Benefit under the Bonus Pension Plan as of April 1, 2014, the last date of our contribution under the Bonus Pension Plan, which was paid with respect to the 2013 fiscal year, as described in Footnote 2 above. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the present value of the accumulated benefit under the Defined Benefit Plan, Defined Contribution Plan and the Bonus Pension Plan provided to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.

(5) With respect to the Defined Benefit Plan and the Defined Contribution Plan, as applicable, the values provided in this column represent the amounts that we paid in 2013 to finance the Defined Benefit Plan or Defined Contribution Plan, as applicable, for each NEO. The calculation of such values is provided in Footnote 2 of the Pension Benefits table. With respect to the Bonus Pension Plan, the values provided in this column represent the amounts we contributed under the Bonus Pension Plan for the benefit of each NEO on April 1, 2014 with respect to the 2013 fiscal year. The amounts disclosed with respect to 2013 are based on actuarial calculations that were not available at the time of filing this definitive proxy statement, so numbers provided with respect to 2013 reflect an estimate of the payments during the last fiscal year under the Defined Benefit Plan, Defined Contribution Plan and the Bonus Pension Plan provided to each NEO in 2013. We will update the Summary Compensation Table once the exact benefit values are available to us.

Employment Agreements
On December 31, 2009, we entered into employment agreements with each of our named executive officers, which provide for an indefinite term beginning on January 1, 2010. The employment agreements with each of Messrs. Lenoir, Decat and DeSaegher (the “Executive Agreements”) provide for them to receive annual compensation equal to €336,000, €241,996 and €206,622, respectively (having been increased on April 1, 2013 from €282,000, €220,000 and €200,604, respectively, and prior to that on March 14, 2012 from €235,000, €200,000 and €167,172, respectively). Messrs. Yocum and Gouveia were each provided offer letters on July 11, 2012, and July 17, 2012, respectively, which provide for them to each receive annual compensation equal to $260,000. In addition, the executives are each eligible to earn a bonus under the Company’s annual bonus plan based on the achievement of specified business objectives, and a pension contribution under the Company’s pension scheme (to which the Company contributes an amount equal to 50% of the bonus that the respective executive earns under the annual bonus plan). The Executive Agreements specifically provide that the sum of the annual bonus and pension contribution is targeted at 40% of the executive’s annual base compensation for each of Messrs. Decat, De Saegher, Yocum and Gouveia and 50% of the executive’s annual base compensation for Mr. Lenoir. On April 1, 2013, in connection with their additional responsibilities, the bonus targets for each of each of Messrs. Lenoir and Decat were increased to 75% and 50%, respectively (having been increased from 50% and 40%, respectively). The Company also provides medical and other benefits to the executives under the Company’s benefits plans.
Generally, each of the Executive Agreements requires nine months’ advance written notice to terminate the agreement or payment in lieu of notice. If the Company terminates the executive without the requisite notice, the executive will be entitled to a lump sum payment on the date of termination of employment equal to the executive’s base monthly compensation for the notice period plus payments for continued coverage under the Company’s benefits plans. In the event the Executive Agreement is terminated by either party based on (i) a Material Breach (as defined in the employment agreement) that has not been cured within ten days of notice or (ii) the Company’s dissolution, bankruptcy, liquidation or insolvency or the executive’s bankruptcy or insolvency, the other party may terminate the agreement immediately without notice. Under the employment agreements, in the event that an executive suffers a disability, the Company will pay the executive his monthly base compensation and benefits for one month in addition to any benefits payable under the Company’s benefit plans.

The Executive Agreements also contain (i) a non-competition covenant that prohibits the executive from developing any activities or taking actions that are competitive to the Company’s business, (ii) a non-solicitation covenant that prohibits the executive from soliciting senior employees, directors or businesses similar to those being provided by the Company or inducing suppliers to cease or restrict their relationships with the Company, (iii) a confidentiality covenant that restricts the executive from using or disclosing confidential information related to the business or affairs of the Company and (iv) a covenant that prohibits the use of a trade name used by the Company. Each restrictive covenant applies during the term of the employment agreement and for two years thereafter. The Executive Agreements are governed by Belgium law.
2013 Termination, Severance and Change of Control Arrangements Table
The table below shows the potential severance payments for each named executive officer as of December 31, 2013. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(1)	Cash Severance Payment ($)(2)	Accelerated Vesting of Stock-based Awards ($)(3)	Continuation of Benefits and Perquisites ($)(4)	Total ($)
Laurent Lenoir
Termination due to Death or Disability	63,950		17,689	81,639
Termination by Company without Cause or due to Good Reason	342,879		42,867	385,746
Change of Control Transaction and Termination by Company without Cause or due to Good Reason	342,879	6,972,257	42,867	7,358,003
Change of Control Transaction without Termination		6,972,257		6,972,257
Kurt Decat
Termination due to Death or Disability	39,646		12,399	52,045
Termination by Company without Cause or due to Good Reason	244,614		55,495	300,109
Change of Control Transaction and Termination by Company without Cause or due to Good Reason	244,614	6,338,597	55,495	6,638,706
Change of Control Transaction without Termination		6,338,597		6,338,597
Johan De Saegher
Termination due to Death or Disability	32,116		17,398	49,514
Termination by Company without Cause or due to Good Reason	212,158		118,137	330,295
Change of Control Transaction and Termination by Company without Cause	212,158		118,137	330,295
Change of Control Transaction without Termination
Edward Yocum
Termination due to Death or Disability
Termination by Company without Cause or due to Good Reason	195,000			195,000
Change of Control Transaction and Termination by Company without Cause	195,000	1,194,345		1,389,345
Change of Control Transaction without Termination		1,194,345		1,194,345
Randall Colin Gouveia
Termination due to Death or Disability
Termination by Company without Cause or due to Good Reason	195,000			195,000
Change of Control Transaction and Termination by Company without Cause	195,000	1,179,220		1,374,220
Change of Control Transaction without Termination		1,179,220		1,179,220

(1) For termination other than those due to death or disability or by the Company without Cause, our NEOs will receive such benefits and payments as required by law. "Cause" in the employment agreements with our NEOs generally means (i) a material breach that has not been cured within ten days following notice of default of the laws, regulations or articles of association or Company by-laws that affect the performance of daily management or the NEO's breach of duties, gross misconduct or negligence such that a continuous relationship with such NEO is impossible or (ii) involvement in bankruptcy or liquidation or insolvency. The concept of "Good Reason" does not exist in the employment agreements with our NEOs.

(2) Cash severance payments provided upon termination by the Company without Cause, whether or not such termination occurs upon a Change of Control transaction, for Messrs. Lenoir, Decat, De Saegher, Yocum and Gouveia, according to the applicable employment agreements, represent nine (9) months of base salary payments, based on the nine (9)-month notice period, or payment in lieu thereof, required to terminate the NEOs. Cash severance payments provided upon termination due to death or disability for Messrs. Lenoir, Decat, and De Saegher only, according to the applicable employment agreements, represents one (1) month of base salary payments. NEOs are not entitled to receive any gross-up payments upon a termination or a Change of Control.
(3) The value of the accelerated vesting of stock-based awards provided for time-vesting options represents the per share fair market value of the Company’s stock on December 31, 2013 of $20.21 minus the adjusted exercise price of $6.05, in the case of Messrs. Lenoir and Decat, $8.47 in the case of Mr. Yocum and $9.24 in the case of Mr. Gouveia, multiplied by all unvested time-vesting options held by each NEO. Because Mr. De Saegher does not currently have any options, the value with respect to Mr. De Saegher in this column is $0. The value of the accelerated vesting of stock-based awards provided for performance-vesting options assumes maximum performance (i.e., all performance-based options are assumed to vest in full).
(4) The value of the continuation of benefits upon termination by the Company without Cause, whether or not such termination occurs upon a Change of Control transaction, for Messrs. Lenoir, Decat and De Saegher represents nine (9) months of continued health benefits and benefits under the Defined Benefit Plan and Defined Contribution Plan, as applicable, in accordance with their employment agreements. Because the value of future pension benefits is not determinable, the value of nine (9) months of continued pension benefits was calculated by taking 9/12 of the full 2013 pension benefits (as estimated, as provided in Footnote 5 to the Summary Compensation Table). The value of the continuation of benefits upon termination due to death of disability for Messrs. Lenoir, Decat and De Saegher represents the value of one (1) month of continued health benefits and benefits under the Bonus Pension Plan, the Defined Benefit Plan and the Defined Contribution Plan, as applicable, in accordance with their employment agreements.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies such as Taminco are required to hold an advisory vote of their stockholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to the SEC’s Regulation S-K Item 402; Taminco discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. See also “Proposal 3: Advisory Vote on Future Frequency of Advisory Votes to Approve Executive Compensation” below regarding a separate vote on how frequently such advisory votes will be held in the future.
As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to ensure that we maintain our ability to attract and retain highly talented key employees needed to successfully grow and lead the organization, reward our executives for achieving specific annual and long-term strategic goals of the Company and align each executive’s interest with that of our stockholders. We believe we have created a “pay for performance” culture that places an emphasis on value creation by putting a substantial portion of each executive’s compensation at risk depending on the performance of the Company and focuses our executives on critical business goals that translate into long-term value creation. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short- and long-term.
Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.
The board recommends that stockholders vote “FOR” approval of the compensation of the Company’s executive officers as described in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO
APPROVE EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Act, publicly-traded companies are required to hold an initial advisory stockholder vote to determine the frequency of future advisory votes to approve executive compensation, as well as periodic subsequent votes to confirm that frequency. Advisory votes to approve executive compensation may be held every one, two or three years under the Dodd-Frank Act. The Board is recommending an advisory vote every three years for the reasons discussed below.
The Company believes that advisory votes to approve executive compensation should be conducted every three years to best coordinate with the Company’s current compensation practices. In addition, providing an advisory vote every three years gives shareholders adequate time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes.
Similar to the vote on executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by our stockholders, and will consider the outcome of the votes both on executive compensation itself and on the frequency of votes when making future decisions on the frequency of such advisory votes. The Company will disclose the frequency of future votes when finalized, which will be determined shortly after the annual meeting and within the period prescribed by the SEC.
The board recommends that you vote for the holding of future advisory votes on executive compensation “EVERY THREE YEARS.”

PROPOSAL 4: RATIFY THE AUDIT COMMITTEE’S SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PWC”) to serve as the Company’s independent registered public accounting firm for fiscal 2014. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of PWC to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of PWC as the Company’s independent registered public accounting firm for fiscal 2014 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of PWC will be at the annual meeting to answer your questions and to make a statement if they so desire.
The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Manager Investor Rights Agreement
On December 15, 2011, an affiliate of Apollo Global Management, LLC entered into a share purchase agreement (the “Acquisition”) with the previous sponsor pursuant to which Taminco Global Chemical Corporation acquired all of the issued share capital of Taminco Group Holdings S.à r.l. and its subsidiaries. The Acquisition was consummated on February 15, 2012. In connection with the Acquisition, we and the Apollo Funds entered into an investor rights agreement with those members of management who co-invested alongside the Apollo Funds and/or received incentive equity awards in connection with the transaction, collectively referred to as the “Management Holders,” which govern certain aspects of the relationship between us, the Apollo Funds and the Management Holders. The investor rights agreement contains, among other matters:

•	restrictions on the transfer of shares of our common stock and stock options by the Management Holders;

•	our and the Apollo Fund’s rights of first refusal to purchase our common stock within 30 days in the event of certain permitted transfers by the Management Holders;

•	rights of the Management Holders to participate on a proportionate basis in certain transfers of our common stock by the Apollo Funds other than to an affiliate;

•
agreement by the Management Holders to sell their shares of our common stock on a proportionate basis in connection with certain transfers of common stock by the Apollo Funds other than to an affiliate;

•	our and the Apollo Fund’s repurchase rights in the event of the termination of a Management Holder’s service relationship with us;

•
preemptive rights granted to the Management Holders to purchase common stock issued by us to the Apollo Funds in the amounts required to maintain each Management Holder’s percentage ownership of co-investment shares; and

•	right granted to Management Holders to participate on a pro rata basis in certain sales of common stock by the Apollo Funds in connection with a public offering (subject to an underwriters cutback).
The investor rights agreement will terminate upon our dissolution or a disposition by the Apollo Funds following which a person or group other than the Apollo Funds or its affiliates possesses more than 50% of our voting power.
Management Consulting Agreement
Prior to our initial public offering on April 18, 2013, the Company was charged a management fee by Apollo for the provision of management consulting and advisory services. In connection with the provision of such services, Apollo was paid an annual fee of $3.9 million in consideration for services performed, which was prorated for the fiscal year of 2012 to cover only the period commencing on the date of the closing of the Acquisition and ending on December 31, 2012. Upon consummation of the IPO, we terminated the annual fee arrangement and, in accordance with the terms of the management consulting agreement, Apollo received approximately $35 million, which represented the present value of the annual fee arrangement that would have been payable for the remainder of the term.

Transactions with Apollo Affiliates
We have entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. For the year ended December 31, 2013, we recognized net sales related to these transactions of approximately $8.5 million.
Pursuant to the Transaction Fee Agreement dated February 15, 2012, by and among Taminco Global, Taminco Acquisition Corporation and Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, AGS received a transaction fee of $14.6 million upon the closing of the acquisition of Taminco Global.
In January 2013, AGS participated as co-manager in the Company’s term loan repricing and received fees of approximately $175,000.
In connection with our initial public offering in April 2013, the Company paid a $482,000 underwriting fee to AGS for serving as a manager of the offering reflecting its pro rata portion of the aggregate underwriting fee.
In 2013, as part of Athene Holding Ltd.’s (“Athene”) acquisition of the US annuity operations of Aviva plc, Athene acquired approximately $2.46 million of debt of the Company. Apollo manages Athene’s bank loan account. Athene is an affiliate of Apollo.
Indemnification
Our officers and directors under our certificate of incorporation and bylaws are indemnified and held harmless against any and all claims alleged against any of them in their official capacities to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) as it exists today or as it may be amended but only to the extent that such amendment permits the Company to provide broader indemnification rights than previously permitted.
Registration Rights Agreement
Pursuant to a registration rights agreement with AP Taminco Global Chemical Holdings, L.P. (“Taminco Holdings”) the Company is generally required to pay all expenses incurred by the Company (but not underwriting discounts and sales commissions) in connection with the registration of common stock held by affiliates of Apollo.
In December 2013, we completed a secondary public offering in which certain funds affiliated with Apollo as well as our director, Mr. Shaver, sold 9,954,588 and 45,412 shares of common stock at $20.00 per share, respectively. The selling stockholders received proceeds from the December 2013 offering, which, net of underwriting fees, totaled $192,500,000 million. The Company received no proceeds and incurred expenses of $762,990 related to the secondary offering. The selling stockholders paid $510,000 in underwriting fees to AGS that served as a manager of the secondary offerings, reflecting its pro rata portion of the aggregate underwriting fee.

Other Related Party Transactions

Messrs. Lenoir and Vanesste independently acquired 9.125% Senior PIK Toggle Notes due 2017 (the “Holding Company Notes”) issued by the Company in December, 2012. During fiscal 2013, as part of our use of IPO proceeds, the Company redeemed all of the Holding Company Notes pursuant to the terms of the indenture. We redeemed the Holding Company Notes owned by Messrs. Lenoir and Vanesste for $510,000 and $3,060,000, plus accrued interest, respectively (including the early redemption premium) on the same terms as the other noteholders.

Policies and Procedures With Respect to Related Party Transactions
Our Board of Directors has adopted a written policy for the review and approval or ratification of any transaction with any related party where the aggregate amount involved is expected to exceed $120,000 and in which any related party had, has or will have a direct or indirect material interest. Under the policy, the Audit Committee shall review such related party transactions and may approve or ratify them only if it is determined that they in the best interests of the Company, considering all relevant facts and circumstances. When reviewing a related party transaction, the Audit Committee may take into consideration all of the relevant facts and circumstances available to it, including, to the extent relevant and feasibly provided: (a) the related party’s relationship to the Company; (b) the materiality of the dollar value of the transaction and of the related party’s interest in the transaction; (c) the business purpose for the transaction; (d) whether a comparable transaction is available from an unrelated party and the terms of the transaction; (e) whether the transaction is in the ordinary course of the Company’s business; (f) the effect of the transaction on the Company’s business and operations; and (g) whether any additional conditions or controls should be applied to the transaction.
Under the policy, the Audit Committee must approve any related party transaction by the affirmative vote of a majority of its disinterested members. If advance approval is not feasible, then the Audit Committee may ratify the related party transaction if the Audit Committee determines in its sole discretion that the transaction is in the best interest of the Company.
Other than as described above, the Company has not entered into any related party transactions required to be disclosed under Securities and Exchange Commission rules and regulations during fiscal 2013.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Taminco’s management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Taminco, except that Mr. Feinstein is a principal of Apollo. See “Proposal 1: Election of Directors,” “Corporate Governance – Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions – Nominating Agreement” above for certain relationships with Apollo. Each of Messrs.Shaver and Voss were independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards as of the filing of Taminco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Mr. Voss became an operating partner for Apollo in March 2014 and resigned from the Audit Committee at that time. The Taminco board of directors has adopted a written charter for the Audit Committee, and the current version is available on Taminco’s website.
In connection with its function to oversee and monitor the financial reporting process of Taminco and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013, with Taminco management;

•
discussed with PWC, Taminco’s independent auditors, those matters which are required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosure and the letter from PWC required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PWC its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Taminco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee further confirmed the independence of PWC.
Members of the Audit Committee at the time of the filing of the Form 10-K and who approved this report:
Samuel Feinstein (Chair)
Charlie Shaver
James Voss

AUDITORS

Fees and Services
Fees (including reimbursements for out-of-pocket expenses) paid to PWC for services in fiscal 2013 and 2012 were as follows:

	2013	2012
Audit fees:	$1,343,985	$1,670,000
Audit-related fees:	$1,715,015	$260,000
Tax fees:	$416,300	$900,000
All other fees:	$5,000	$0
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to services and expenses related to the 2013 and 2012 annual financial statement audits, including quarterly reviews. Audit-related services consisted primarily of acquisition due diligence assistance and services related to the Company’s IPO. Tax services consisted primarily of tax return preparation and tax consultation. The Audit Committee considered the compatibility of the non-audit services provided by PWC with the maintenance of that firm’s independence.
Audit Committee Pre-Approval Policies and Procedures
All the services described above were approved by the Audit Committee in advance of the services being rendered.
The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.
The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of PWC as our auditor for fiscal 2014, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.
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By order of the Board of Directors

Edward J. Yocum
Executive Vice President, General Counsel Chief Compliance Officer and Corporate Secretary
Allentown, Pennsylvania
April 22, 2014
A copy (without exhibits) of Taminco’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December  31, 2013, will be provided without charge to each record or beneficial owner of shares of Taminco’s common stock as of the March 24, 2014 (the “Record Date”) on the written request of that person directed to: Investor Relations, Taminco Corporation, Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195. See also the cover page of this proxy statement. In addition, copies are available on Taminco’s website at www.Taminco.com/investors.

TAMINCO
people and molecules

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 3 Years for Proposal 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Charlie Shaver	☐	☐	☐
02 - Justin Stevens	☐	☐	☐
03 - Pol Vanderhaeghen	☐	☐	☐
04 - James Voss	☐	☐	☐

+

Proposal	For	Against	Abstain
2. Proposal to ratify PricewaterhouseCoopers LLC as the Company's independent public accounting firm for 2014.	☐	☐	☐
3. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

Proposal	1 Yr	2 Yrs	3 Yrs	Abstain
4. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

01SSUE

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Taminco Corporation Stockholders

May 19, 2014, 4:00 pm Local Time
601 Lexington Avenue, 50th Floor
New York, New York 10022

Upon arrival, please present this admission ticket and photo identification at the registration desk.

From JFK International Airport

Follow airport exit signs to "Van Wyck Expressway Whitestone Bridge."
Stay on the Van Wyck to the "Long Island Expressway (LIE)-Midtown Tunnel."
Cross Midtown Tunnel and stay in the right lane.
At end of tunnel follow signs for "Uptown Manhattan" bearing right towards East 39th Street.
Turn left on East 39th Street to Third Avenue.
Turn right onto Third Avenue to 53rd Street.
Turn left onto East 55th Street.
Turn left onto Lexington Avenue.
Building is on the left side between 54th and 53rd Streets.

Via public transportation:
Take the Q10 bus to Lefferts Boulevard or take the free shuttle bus to Howard Beach.
Catch the A train to 42nd Street.
There you can switch to an uptown E train to the Lexington exit.

From Newark International Airport

Follow Airport signs to New Jersey Turnpike/I-95/US-1/US-9.
Take Turnpike North to Lincoln Tunnel. Pay toll.
Take the exit on left towards 40th Street and North/West Side Hwy.
Turn right onto 40th Street across town to Third Avenue.
Turn left onto Third Avenue and North to 55th Street.
Turn left onto 55th Street.
Turn left onto Lexington Avenue.
Building is on the left side between 54th and 53rd Streets.

From LaGuardia Airport

Follow airport exit signs to Grand Central Pkwy (GCP) West.
Stay on GCP towards Triborough Bridge.
Go over Triborough Bridge. Stay in right lane following signs to FDR Drive-South (Manhattan).
Pay toll.
Take FDR Drive South to 53rd Street Exit.
Continue on 53rd Street to Third Avenue and turn right.
Turn left onto East 55th Street.
Turn left onto Lexington Avenue.
Building is on the left side between 54th and 53rd Streets.

Via public transportation:
Take the M60 bus to 125th Street.
Catch the 6 train to the 51st Street exit, or take the Q33 bus to Roosevelt Avenue.
Catch either an E or F train to Lexington Avenue.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

taminco
people and molecules

Proxy — Taminco Corporation

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2014

Laurent Lenoir, Kurt Decat and Edward Yocum, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Taminco Corporation to be held on May 19, 2014, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and every 3 years for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)